April 19, 2010

The Student Loan Corporation Announces
First Quarter Earnings

Stamford, CT: The Student Loan Corporation (NYSE:STU) today reported net income of $0.5 million, or $0.02 per share, for the quarter ended March 31, 2010, a decrease of $7.1 million compared to net income of $7.5 million, or $0.38 per share, reported for the same quarter of 2009.  This decrease reflects a higher provision for loan losses, increased funding costs, and a decrease in other income which offset a 46% increase in net interest income. These changes are largely due to the adoption of new accounting standards which resulted in the consolidation of the Company’s previously unconsolidated securitization trusts, the impact of the economic environment on funding costs, and increased credit loss provisions.

“As anticipated, the Company faced several challenges during the first quarter of 2010, the most significant of which was the passage of new legislation which eliminates the FFEL Program later this year.  While this affects a portion of the Company’s strategy, we believe the repositioning efforts we have taken, including reducing our expense base, modifying pricing on our private education loan product, securing a new funding arrangement and continuing to use the capital markets for funding, have put us in a strong position to continue our mission to assist students with financing the education of their choice through our private education loan product,” said The Student Loan Corporation’s Chairman, President and Chief Executive Officer, Michael Reardon.

Net interest income of $85.0 million for the quarter ended March 31, 2010 was $26.9 million (46%) higher than the same quarter of 2009.  This increase reflects a net increase of $41.3 million related to the adoption of the new accounting standards, $25.4 million for the impact of favorable changes in the spreads between CP and LIBOR and prime and LIBOR, $9.9 million for pricing changes on the Company’s private education loans, and $11.7 million for higher loan balances.  These increases were partially offset by higher funding costs which decreased net interest income by $30.1 million, amortization of the upfront commitment fee on the Company’s Amended and Restated Omnibus Credit Agreement (Omnibus Credit Agreement) of $14.2 million and fees on the undrawn balance of $14.9 million.

Net interest margin of 0.79% was four basis points lower than the same period of 2009.  Net interest margin excluding the amortization of the Omnibus Credit Agreement upfront commitment fee and fees on the undrawn balance was 1.06% for the first quarter of 2010, 23 basis points higher than the first quarter of 2009.

During the first quarter of 2010, the Company leveraged its portfolio to secure an additional $2.0 billion of long-term structural liquidity.  This included two private education loan securitizations, including one executed under the Term Asset-Backed Securities Loan Facility, which contributed $1.5 billion of funding.  The Company also accessed an additional $0.5 billion of funding from the U.S. Department of Education sponsored conduit, Straight-A Funding, LLC.

During the twelve-month period ended March 31, 2010, the Company’s managed student loan portfolio increased by $0.5 billion (1%) to $44.5 billion.  The managed portfolio includes $44.1 billion of the Company’s owned loan assets of which $38.1 billion has been pledged as collateral against secured borrowings.  Originations for the quarter ended March 31, 2010 included FFEL Program Stafford and PLUS loan originations of $2.0 billion, a decrease of 8% as compared to the $2.2 billion originated in the first quarter of 2009.  The Company also made new CitiAssist® loan commitments of $0.3 billion during the first quarter of 2010, which was 49% lower than the same period in 2009, reflecting the Company’s refined origination strategy.

The Company’s other income of $0.6 million for the quarter ended March 31, 2010 was $6.4 million (92%) lower than the same period in 2009.  This decrease primarily reflects changes in the Company’s fee and other income related to the Company’s securitization activities largely as a result of accounting changes which resulted in the consolidation of previously unconsolidated securitization trusts.

Total operating expenses of $41.3 million for the quarter ended March 31, 2010 were $6.5 million (19%) higher than the same period in 2009.  Operating expenses during the first quarter of 2010 included a $7.5 million write-off of Omnibus Credit Agreement upfront commitment fees. After completing two private education loan securitizations in the latter half of the quarter, the Company was able to reduce the aggregate commitment amount under the agreement. While this resulted in a write-off in the current quarter, it will lower future fees on the undrawn balance.  The Company’s salaries and employee benefits expenses were $1.0 million lower than the same period in 2009, reflecting the benefits of the Company’s strategic repositioning efforts.  The Company’s operating expense ratio (total operating expenses less the write-off of Omnibus Credit Agreement upfront commitment fees as a percentage of average managed student loans) for the first quarter of 2010 was 0.31%, one basis point lower than the same quarter of 2009.

The Company’s allowance for loan losses at March 31, 2010 was $173.2 million, an increase of $24.1 million compared to $149.1 million at December 31, 2009.  This increase reflects continued performance deterioration from the economic environment, seasoning of the uninsured CitiAssist Standard portfolio, $6.3 million of additional reserves for newly consolidated securitization loan assets and $5.1 million associated with private education loan forbearance policy changes. These policy changes will result in the Company limiting its borrower assistance programs and are expected to materially increase credit losses beginning in the fourth quarter of 2010. Net credit losses increased by $6.7 million (33%) during the first quarter as compared to the same period in 2009 primarily due to seasoning of the Uninsured CitiAssist Standard portfolio.

On April 16, 2010, the Company’s Board of Directors declared a regular quarterly dividend on the Company’s common stock of $0.35 per share.  The dividend will be paid on June 1, 2010 to shareholders of record on May 14, 2010.

The Student Loan Corporation (NYSE: STU) is one of the nation's leading originators and holders of student loans providing a full range of education financing products and services to meet the needs of students, parents, schools and lenders. The Company was previously a division of Citibank and became a NYSE-listed corporation in 1992. Citibank, N.A. is the majority shareholder. Citibank was one of the first banks to finance higher education, beginning in 1958.

For information or inquiries regarding student loans, please call 1-800-STUDENT. Customers with Telecommunication Devices for the Deaf (TDD) may call 1-800-846-1298. College planning and financing information is also available at www.studentloan.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.

Press Contact:	Mark Rodgers	212-559-1719
Investor Relations:	Bradley Svalberg	203-975-6320

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts)

	Three months ended
	March 31,
	2010	2009
	Unaudited
NET INTEREST INCOME
Interest income	$256,821	$204,196
Interest expense	(171,848)	(146,118)
Net interest income	84,973	58,078
Provision for loan losses	(43,890)	(21,142)
Net interest income after provision for loan losses	41,083	36,936

OTHER INCOME
Fee and other income	585	6,958
Total other income	585	6,958

OPERATING EXPENSES
Salaries and employee benefits	7,945	8,978
Funding commitment fee write-off	7,500	–
Other expenses	25,889	25,881
Total operating expenses	41,334	34,859

Income before income taxes	334	9,035
Provision for income taxes	(125)	1,513
NET INCOME	$459	$7,522

DIVIDENDS DECLARED AND PAID	$7,000	$28,600

BASIC AND DILUTED EARNINGS
PER COMMON SHARE	$0.02	$0.38
(based on 20,000,000 average shares outstanding)

DIVIDENDS DECLARED AND PAID PER COMMON SHARE	$0.35	$1.43

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts)

	March 31,	December 31,
	2010	2009
	Unaudited
ASSETS
Federally insured student loans	$29,153,764	$17,948,706
Private education loans	9,909,604	7,432,471
Deferred origination and premium costs	748,606	548,083
Allowance for loan losses	(173,245)	(149,098)
Student loans, net	39,638,729	25,780,162
Loans held for sale	4,293,521	2,409,267
Cash	448,516	17,998
Residual interests in securitized loans	–	820,291
Other assets	2,569,323	1,990,523

Total Assets	$46,950,089	$31,018,241

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings, payable to principal stockholder	$4,211,000	$5,131,000
Short-term secured borrowings, payable to Department of Education	4,034,044	2,066,686
Long-term borrowings, payable to principal stockholder	4,391,000	4,391,000
Long-term secured borrowings	32,464,971	16,999,976
Deferred income taxes	170,976	410,546
Other liabilities	377,655	348,612

Total Liabilities	45,649,646	29,347,820

Common stock, $0.01 par value; authorized 50,000,000 shares; 20,000,000 shares issued and outstanding	200	200
Additional paid-in capital	142,540	141,869
Retained earnings	1,157,703	1,528,352

Total Stockholders' Equity	1,300,443	1,670,421

Total Liabilities and Stockholders' Equity	$46,950,089	$31,018,241

APPENDIX A

Impact of the Adoption of New Accounting Standards on the Company’s Financial Statements

Changes in accounting standards that were effective January 1, 2010 have significantly impacted the Company’s balance sheet and results of operations as of and for the period ended March 31, 2010.  These changes resulted in the consolidation of assets previously sold to unconsolidated securitization trusts and the debt issued by those trusts.  This also resulted in the elimination of retained interests related to those securitizations along with the related mark-to-market gains and losses.  The cumulative effect of adopting these new accounting standards on January 1, 2010 resulted in an aggregate after tax charge to retained earnings of $364 million.

In addition, the Company now recognizes in its financial statements the net interest income of these trusts along with loan loss provisions, mark-to-market gains and losses on derivatives held by the trusts and trust operating expenses.  The tables below highlight the significant amounts related to these newly consolidated securitization trusts that have been included in the Company’s financial results as of and for the three months ended March 31, 2010:

BALANCE SHEET

March 31,
2010
(Amounts reported in thousands)	(Unaudited)
Assets
Federally insured student loans	$11,589,525
Private education loans	2,001,930
Deferred origination and premium costs	235,672
Allowance for loan losses	(6,281)
Other assets	496,969

Liabilities and Stockholder’s Equity
Long-term secured borrowings	$13,870,534
Other liabilities	29,518

STATEMENT OF INCOME

Three months ended
March 31, 2010
(Amounts reported in thousands)	(Unaudited)

Interest income	$77,662
Interest expense	(18,563)
Net interest income	59,099
Provision for loan losses	(2,415)
Fee and other income (loss)	(2,803)

In 2009, the Company’s statement of income included certain income items which were not recorded in 2010 due to the change in accounting standards. Interest income for the first quarter of 2009 included accreted interest of $17.8 million on the Company’s residual interests in off-balance sheet securitization trusts. Fee and other income for the same period included net mark-to-market losses on the retained interests and related derivatives of $19.4 million, and servicing fee revenue of $19.9 million.